EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 21, 2011—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2011.

Net income for the three months ended September 30, 2011 was $1.623 million, or $0.33 per share-basic and diluted, down from $1.781 million, or $0.38 per share-basic and diluted for the same quarter in 2010. Net interest income for the third quarter of 2011, after the provision for loan losses for the quarter, was $6.173 million, approximately 10.3% lower than the same period in 2010, due mainly to an increase in the provision for loan losses. The provision for loan losses for the three months ended September 30, 2011 was $1.660 million compared to $397 thousand for the same period in 2010. The provision in the third quarter includes an $811 thousand specific reserve due to the uncertain collectability of a loan. The net interest margin increased to 4.31% in the third quarter of 2011 from 3.96% in the same period in 2010 primarily because the decrease in yields on earning assets was less than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the third quarter of 2011 by $736 thousand, or 42.8%, while non-interest expenses increased $339 thousand, or 5.3%, compared to the same period in 2010. The increase in non-interest income was due primarily to a gain of $636 thousand from the sale of investment securities. The increase in non-interest expense was due to normal increases in operating expenses.

Net income for the nine months ended September 30, 2011 decreased 0.4% to $5.432 million, or $1.12 per share-basic and diluted, from $5.453 million, or $1.13 per share-basic and $1.12 per share-diluted, for the nine months ended September 30, 2010. Net interest income for the nine months ended September 30, 2011, after the provision for loan losses, increased 1.2% to $20.586 million from $20.340 million for the same period in 2010. Net interest margin increased to 4.28% in 2011 from 4.08% in 2010. The provision for loan losses for the nine months ended September 30, 2011 was $2.587 million compared to the provision of $1.717 million in 2010. The increase in the provision in both the three and nine-month periods reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions.

Non-interest income increased by $441 thousand, or 8.6%, and non-interest expense increased by $787 thousand, or 4.2%, for the nine months ended September 30, 2011 when compared to September 30, 2010. The increase in non-interest income was primarily due to an increase in gains from sales of investment securities of $642 thousand. Non-interest expense increased mainly due to an increase in salaries and benefits in the amount of $248 thousand, an increase of $233 thousand in occupancy expense and an increase of $304 thousand in other operating expenses.

Total assets as of September 30, 2011 increased to $826.607 million, up $8.374 million, or 1.0%, when compared to December 31, 2010. Deposits increased by $29.819 million, or 5.5%, and loans, net of unearned income decreased by $15.877 million, or 3.8%, when compared to December 31, 2010. The decrease in loans, net of unearned, was due to declining loan demand. Non-performing assets increased by $1.358 million to $16.311 million at September 30, 2011 compared to December 31, 2010, because of an increase in non-accrual loans and other real estate offset by a decrease in loans 90 days or more past due and still accruing interest.

During the first nine months of 2011, the Company paid dividends totaling $0.66 per share. This represents an increase of 4.8% over the dividends paid in 2010.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in ten counties in Central and South Mississippi and has a Loan Production Office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, mobile banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ending September 30,		Nine Months Ending September 30,
	2011	2010	2011	2010
Interest income and fees	$9,423	$9,462	$28,212	$28,789
Interest expense	1,590	2,181	5,039	6,732

Net interest income	7,833	7,281	23,173	22,057

Provision for loan losses	1,660	397	2,587	1,717

Net interest income after provision for loan losses	6,173	6,884	20,586	20,340

Non-interest income	2,456	1,720	5,550	5,109
Non-interest expense	6,709	6,370	19,349	18,562

Net income before taxes	1,920	2,234	6,787	6,887
Income taxes	297	453	1,355	1,434

Net income	$1,623	$1,781	$5,432	$5,453

Earnings per share—basic	$0.33	$0.38	$1.12	$1.13

Earnings per share—diluted	$0.33	$0.38	$1.12	$1.12

Average shares outstanding—basic	4,838,411	4,833,609	4,841,829	4,834,657
Average shares outstanding—diluted	4,851,044	4,856,197	4,849,512	4,862,560

	As of	As of
	September 30,	December 31,
	2011	2010
Balance Sheet Data:
Total assets	$826,607	$818,233
Total earning assets	749,140	741,383
Loans, net of unearned income	405,999	421,876
Allowance for loan losses	7,404	6,379
Total deposits	567,249	537,430
Long-term borrowings	68,698	84,760
Shareholders’ equity	85,784	76,295
Book value per share	$17.73	$15.77
Dividends paid per share	$0.66	$0.85

Average Balance Sheet Data:
Total assets	$828,387	$839,212
Total earning assets	752,608	762,993
Loans, net of unearned income	412,031	437,563
Total deposits	540,427	556,798
Long-term borrowings	87,257	86,378
Shareholders’ equity	81,062	78,776

Non-performing assets:
Non-accrual loans	11,706	10,932
Loans 90+ days past due and accruing	48	953
Other real estate owned	4,557	3,068

Net charge-offs as a percentage of average net loans	0.38%	0.37%

Performance Ratios:
Return on average assets	0.87%	0.85%
Return on average equity	8.93%	9.09%

Net interest margin (tax equivalent)	4.28%	4.04%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com